UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant☒
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

Desert Capital REIT, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DESERT CAPITAL REIT, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 7, 2010

To Our Stockholders:

You are invited to attend our annual meeting of stockholders that will be held at Sunset Station Hotel & Casino, located at 1301 W. Sunset Road, Henderson, Nevada  89014 on Tuesday, December 7, 2010, at 10:00 a.m., Pacific Standard Time.  The purpose of the meeting is to vote on the following proposals.

Proposal 1:	To elect 5 directors to serve until their successors are elected and qualified.
Proposal 2:	To ratify the appointment of Hancock Askew & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
Proposal 3:

To take action upon any other business as may properly come before the meeting, including approving any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals.

Stockholders of record at the close of business on October 1, 2010 are entitled to notice of, and to vote at, the annual meeting.  A proxy card is enclosed with this notice of annual meeting and proxy statement.  As indicated in a notice received under separate cover, a copy of this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2009 have been posted and made available for viewing online at http://www.taxacs.com/desert/proxy/.  Our annual report to stockholders has also been posted and made available for viewing online at  www.desertcapitalreit.com/annualreport2009.html.  Paper copies will be provided without charge upon written request.

Your vote is important.  The presence, in person or represented by proxy, of a majority of the shares of common stock entitled to vote at the annual meeting as of the record date is necessary to constitute a quorum at the annual meeting.  Accordingly, you are asked to vote and return your proxy, whether or not you plan to attend the annual meeting.

By Order of the Board of Directors,

Todd B. Parriott
Chief Executive Officer and Chairman of the Board of Directors

October 7, 2010
Henderson, Nevada

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, December 7, 2010

Desert Capital REIT, Inc.
1291 W. Galleria Drive, Suite 200
Henderson, Nevada  89014

The board of directors of Desert Capital REIT, Inc. ("we", "us", "our" or the "company") is soliciting proxies to be used at the 2010 annual meeting of stockholders to be held at Sunset Station Hotel & Casino, located at 1301 W. Sunset Road, Henderson, Nevada 89014, on Tuesday, December 7, 2010, at 10:00 a.m., Pacific Standard Time.  This proxy statement and accompanying proxy card are first being made available to stockholders on or about October 7, 2010.  This proxy statement and our annual report to stockholders for the fiscal year ending December  31, 2009  have been posted and made available for viewing online at http://www.taxacs.com/desert/proxy/.  Our annual report to stockholders has also been posted online at www.desertcapitalreit.com/annualreport2009.html  and does not constitute part of this proxy statement.  Paper copies of the annual report will be provided without charge upon written request.  Our principal executive office is located at 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014.

 Who May Vote

Only stockholders of record at the close of business on October 1, 2010, the record date, are entitled to notice of, and to vote at, the annual meeting.  As of October 1, 2010, we had 16,849,954 shares of common stock issued and outstanding.  Each common stockholder of record on the record date is entitled to one vote on each matter properly brought before the annual meeting for each common share held.

How You May Vote

You may vote using any of the following methods:

●
  BY PHONE:  Call toll free (800) 551-3721and you will be prompted by automated instructions which will read the proxy proposals and then ask for your vote.  At the prompt, please enter the seven-digit PIN number located to the right of your name on the proxy card and to the right of your name on the Important Notice Regarding the Availability of Proxy Materials.  After the next prompt, enter the last four digits of the Primary Investor’s Tax ID to log in, and follow the prompts to place your votes.  After indicating your votes by phone, you will not need to submit any further proxy materials by mail.

●
  BY INTERNET:  Log on to http://www.taxacs.com/desert/proxy/ (please note that this web address must include http:// prior to entering "www" in order to access the log-in screen ) and you will be taken to the Proxy Web Voting screen which asks you to enter the seven-digit PIN number located to the right of your name on the proxy card and to the right of your name on the Important Notice Regarding the Availability of Proxy Materials, as well as the last four digits of the Primary Investor’s Tax ID to log in.  Follow the instructions on the screen to place your votes.    After indicating your votes by Internet, you will not need to submit any further proxy materials by mail.

●
  BY FAX: Mark, sign and date the proxy card and fax it to ACS Securities, Inc. at (214)-887-7411.  After indicating your votes by fax, you will not need to submit any further proxy materials by mail.  The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting will vote your shares FOR each of the proposals.

●
  BY MAIL:   Mark, sign, and date the proxy card and return it in the postage-paid envelope we have provided, or return it to Desert Capital REIT, Inc., c/o ACS Securities, Inc., 3988 North Central Expressway, Building 5, 6th Floor, Dallas, Texas  75204.  The named proxies will vote your shares according to your directions.  If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares FOR each of the proposals.

●	BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

The persons authorized under the proxies will vote on any other business that may properly come before the annual meeting, including a proposal to adjourn or postpone the annual meeting to permit us to solicit additional proxies if necessary to establish a quorum or to obtain additional votes in favor of any proposal, according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  We do not anticipate that any other matters will be raised at the meeting.

How You May Revoke Your Proxy

You may revoke your proxy at any time before it is exercised by:

●	giving written notice of revocation to ACS Securities, Inc., 3988 North Central Expressway, Building 5, 6th Floor, Dallas, Texas 75204;
●	timely delivering a properly executed, later-dated proxy; or

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.  Please sign and return your proxy promptly to assure that your shares are represented at the annual meeting.

Quorum

The presence, in person or represented by proxy, of a majority of the shares of common stock entitled to vote at the annual meeting as of the record date is necessary to constitute a quorum at the annual meeting.  However, if a quorum is not present at the annual meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.  Pursuant to our bylaws, abstentions are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners of the shares and as to which the brokers or nominees do not have discretionary voting power on a particular matter (referred to as "broker non-votes") will be counted as present and entitled to vote for the purpose of determining the presence of a quorum at the annual meeting.

Required Vote

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy is required to elect directors.  The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors.  All of the nominees for director served as directors in 2009.  Abstentions will have no effect on the election of directors.  The ratification of the appointment of Hancock Askew & Co. LLP as set forth in Proposal 2 and 3 require the affirmative vote of a majority of the votes cast on the proposal.  Abstentions and broker non-votes on Proposals 2 and 3 will have no effect on the proposals.

Adjournments

Although it is not currently expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies.  Any adjournment may be made without notice by announcement at the annual meeting of the new date, time and place of the annual meeting.  At the adjourned meeting the company may transact any business that might have been transacted at the original annual meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the annual meeting.  Whether or not a quorum exists, holders of a majority of the shares of the company’s common stock present in person or represented by proxy at the annual meeting and entitled to vote thereat may adjourn the annual meeting.  Any signed proxies received by the company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.  Abstentions and broker non-votes will have no effect on Proposal 3 to adjourn the meeting.  Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow the company’s stockholders who have already returned their proxies to revoke them at any time prior to their use at the annual meeting as adjourned.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us.  Proxies may be solicited on our behalf by our directors, officers, employees of CM Securities, LLC (formerly known as CMC Financial Services, Inc.), referred to as CM Securities, or soliciting service in person, by mail, telephone, facsimile or by other electronic means.  In accordance with regulations of the Securities and Exchange Commission, or SEC, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common stock.

PROPOSAL 1 ─ ELECTION OF DIRECTORS

Pursuant to the Maryland General Corporation Law, our Third Articles of Amendment and Restatement, and our bylaws, our business, property and affairs are managed under the direction of the board of directors.  At the annual meeting, five directors will be elected by the stockholders, each to serve for a term of one year until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy.  If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below.  The board of directors has proposed the following nominees for election as directors at the annual meeting.  Each of the nominees is currently a member of the board of directors.

Each director has consented to being named in this proxy statement and to serve if elected.  The board of directors knows of no reason why such directors would be unable to serve.  If any of the directors should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the board of directors may designate, the board of directors may reduce the number of directors to eliminate the vacancy, or the position may remain vacant.

 Nominees

Todd B. Parriott.  Mr. Parriott is the chairman of our board of directors, chief executive officer, president and chief investment officer.  Mr. Parriott was elected to our board of directors in December 2003.  Mr. Parriott served as the president of CM Capital from July 2001 until December 2003 and was re-elected as president in October 2005 and served until August 23, 2007.  Mr. Parriott currently serves in a supervisory capacity with CM Securities, the dealer-manager of both of our public offerings.  Mr. Parriott also serves as president, chief executive officer and manager of CM Group, our advisor.  Mr. Parriott is also a director of our dealer-manager.  Mr. Parriott founded the Company and drives the Company’s strategic initiatives and operations.  The Company believes that Mr. Parriott’s extensive expertise and experience in the mortgage lending and real estate industries particularly in the Las Vegas area combined with his financial and business expertise and relationships provide him with the qualifications and skills to serve as a director.  Mr. Parriott graduated with a Bachelor of Science degree in Marketing at University of Nevada, Las Vegas in 1994.  Age 39.

Stacy M. Riffe.  Ms. Riffe was elected to our board of directors in September 2007 and was appointed as our chief financial officer effective June 2008.  Ms. Riffe also serves as an officer and part owner of our advisor, CM Group.  From February 2007 through May 2008, she was the senior vice president of UDR, Inc., a NYSE-listed multi-family real estate investment trust, where she managed corporate tax, legal administration, and risk management and was the corporate compliance officer.  Additionally, she served as chief financial officer of UDR’s taxable REIT subsidiary, RE3.  From September 2005 through October 2006, Ms. Riffe served as chief financial officer and secretary of Sunset Financial Resources, Inc., a NYSE-listed mortgage REIT, and was appointed interim chief executive officer to complete the merger of Sunset Financial Resources with Alesco Financial Inc.  From 2002 until 2005, Ms. Riffe held the position of chief financial officer and secretary for U.S. Restaurant Properties Inc., an equity REIT that owned and leased properties to restaurants and convenience stores operators, where she was responsible for capital markets, corporate governance, SEC reporting and tax compliance.  In February 2005, U.S. Restaurant Properties merged with CNL Restaurant Properties to form Trustreet Properties.  Ms. Riffe has an extensive background in public accounting and has served as the chief financial officer or corporate compliance officer of other public companies, including three publicly traded REITs.  The Company believes Ms. Riffe’s substantial financial, accounting and public company experience provide her with the qualifications and skills to serve as a director.  Ms. Riffe earned a Bachelor of Business Administration degree in Accounting from the University of Texas at Arlington and is a Certified Public Accountant.  Age 45.

James L. George. Mr. George was elected to our board of directors in December 2003, is an independent director, and is an attorney in private practice in Lemars, Iowa.  For over 30 years, he has practiced primarily in the estates, real estate transaction and tax preparation area.  Since August 2006, Mr. George has also served as a director of Le Mars Area Dialysis Services, a non-profit corporation organized to raise funds and establish services in Le Mars, Iowa.  Mr. George brings over 30 years of legal and business experience including in the real estate industry.  The Company believes that Mr. George’s legal background and substantial business experience provide him with the qualifications and skills to serve as a director.  He earned a Bachelor of Arts degree from the University of Iowa in 1969, and a Juris Doctor from Creighton University in 1973.  Age 63.

Thomas L. Gustafson.  Mr. Gustafson was elected to our board of directors in December 2003, is an independent director, and has been the managing member of Domain LLC, the general partner of Okoboji Capital Partners, LP, a hedge fund, from August 2001 until the present.  From 1996 to the present, he has served as the Treasurer of QL Enterprises Inc., which owns office building complexes and mini-storage rental units.  Mr. Gustafson brings substantial financial experience to the Company as well as experience related to the ownership and management of real estate.  The Company believes that Mr. Gustafson’s financial and real estate experience provide him with the qualifications and skills to serve as a director.  He earned a Bachelor of Business Administration degree from Iowa State University in 1993.  Age 39.

Charles W. Wolcott.  Mr. Wolcott was elected to our board of directors in August 2007 and is an independent director. From April 2008 to the present, he has served as the President and Chief Executive Officer of Highland Resources, Inc. (HRI), a diversified real estate firm that develops, operates and invests in commercial and residential properties in the southwest United States. From January 2007 to March 2008, he served as the President and Chief Executive Officer of Allied+Wolcott Company, LLC, a private company providing consulting and advisory services to conservation real estate projects.  From March 2002 through December 2006, he served as President and Chief Executive Officer of Tecon Corporation, a business involved in recreational property development, water and wastewater utility systems and rail car repair and maintenance.  From February 1992 through October 2001, he served as President and Chief Executive Officer of American Industrial Properties REIT, a company previously listed on the NYSE Amex that invested nationally in light industrial buildings serving the technology sector.  Since September 2005, Mr. Wolcott has served as a director of Cohen & Company Inc., an investment firm specializing in credit-related fixed income investments.  He currently serves on Cohen & Company’s audit committee.  Previously, Mr. Wolcott served as a director of Sunset Financial Resources, Inc., a mortgage REIT.  He also served as a member of Sunset Financial Resources’ special committee in connection with its merger with Alesco Financial Trust.  Mr. Wolcott brings substantial real estate and leadership experience to the Company including almost 10 years of experience as the president, chief executive officer and director of a publicly traded REIT that invested in light industrial properties.   The Company believes that Mr. Wolcott’s significant business leadership and real estate experience provide him with the qualifications and skills to serve as a director.   Mr. Wolcott earned a Bachelor of Science degree in Chemical Engineering from the University of Texas, and a Master of Business Administration degree from Harvard Business School.  Age 57.

The board of directors unanimously recommends that you vote FOR the election of directors, as set forth in Proposal 1.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board of Directors

Pursuant to our Articles of Incorporation and our Bylaws, our business, property and affairs are managed under the direction of our board of directors. Members of the board are kept informed of the Company’s business through discussions with the Chairman of the Board and executive officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Board members have complete access to the Company’s management team and the independent registered public accounting firm. The board and each of the key committees — Audit, Compensation and Governance and Nominating — also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s corporate governance guidelines require that a majority of the board be independent within the meaning of standards established by the New York Stock Exchange (NYSE).

Board Leadership Structure; Board Role in Risk Oversight

Leadership Structure. Our board does not have a policy regarding the leadership structure of the Company.   The leadership structure of a company may be determined based on a number of different factors and circumstances including, the company’s position, history, size, culture, board size and composition.  Since the Company’s formation in 2003, Mr. Todd B. Parriott has served as our Chief Executive Officer and as our Chairman of the Board.  Mr. Parriott has substantial experience in the real estate and mortgage lending businesses.  At this time, our board believes that Mr. Parriott’s combined role as Chief Executive Officer and the Chairman of our Board enables the Company to obtain the greatest benefit from Mr. Parriott’s extensive knowledge of and experience with the Company and its business while at the same time promoting unified leadership and direction for our board and executive management without duplication of effort and cost.

Given our board size and composition, the relatively small size of our company and management team and financial position, at this time, our board believes the Company and its stockholders are best served by our current leadership structure. Our board believes that it is able to provide effective independent oversight of the Company’s business and affairs, including risks facing the Company, through the leadership of our independent directors, the independent committees of our board and the other corporate governance structures and processes the Company has in place.

Three of our five currently serving directors are non-management directors and are independent.  All of our directors are free to call a meeting or executive session of our board, suggest the inclusion of items on the agenda for meetings of our board or raise subjects that are not on the agenda for that meeting. In addition, our board and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our board also holds executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. The chairman of our audit committee presides over these executive sessions.

Our audit committee, which is comprised entirely of independent directors, performs oversight functions independent of management. Among various other responsibilities set forth in the audit committee charter, the audit committee oversees the accounting and financial reporting processes as well as legal, compliance and risk management matters.  The chair of the audit committee is responsible for directing the work of the committee in fulfilling its responsibilities.   In addition, the board will also carry out its oversight function by forming a special committee comprised entirely of independent directors to review and take action with respect to related party transactions and related matters.

The board evaluates the board leadership structure in light of the Company’s changing requirements and circumstances to ensure that it remains the most appropriate structure for the Company and its stockholders. At this time, the Company continues to believe its current leadership structure consisting of a Chairman who also serves as Chief Executive Officer and three board committees separately chaired by and comprised solely of independent members of our board remains the most appropriate leadership structure for the Company and its stockholders.

Risk Oversight. Companies are exposed to a variety of risks. The primary risks that we are exposed to are real estate risk and interest rate risk.  The primary risk that we are facing is that our real estate portfolio will decline further in value, which is not driven by interest rate risk.  Our existing, performing mortgage loan portfolio is comprised of fixed rate investments while the majority of the debt that we have is variable rate debt.  Our entire board oversees risk management, however, the audit committee exercises primary responsibility for overseeing the Company’s risk management control.

Our board exercises its risk oversight function through (i) the review and discussion of reports to the board and its audit committee on topics relating to the risks that the Company faces, including, among others, market conditions, loan impairments, liquidity availability, valuation of our portfolio, foreclosure activity, compliance with debt covenants, negotiations with holders of our debt, existing and potential legal claims and various other matters relating to the Company’s business and financial condition, (ii) the required approval by the board (or a committee thereof) of significant transactions and other decisions, including, among others, related party transactions, entry into material contracts and dispositions of significant properties, and (iii) regular reports from the Company’s auditors regarding various areas of potential risk. The entire board regularly discusses the identified risks the Company faces and the implementation of strategies to minimize such risks. The board may also refer a specific risk to a special committee of the board’s independent directors for particular oversight if the risk involves a related party or related party transaction.

The board also relies on management to bring significant matters to its attention. Material operating and other risks are identified and prioritized by management and reported to the board for oversight of the risk.

The board believes that the Company’s current leadership structure, including the independent committee oversight function and the open access of the board to the Company’s officers and the officers and employees of the Company’s advisor, supports the oversight role of the board in the Company’s risk management.

Board Meetings and Committees

During fiscal 2009, the board of directors held four meetings and acted by written consent one time.   Each director attended 100% of the board and committee meetings on which the director served that were held while the director was a member of the board or committee, as applicable.  All of our directors are strongly encouraged to attend our annual meeting of stockholders.  There were seven directors at the time of our 2009 annual meeting of stockholders, and seven directors attended the meeting.  Two of our directors resigned in May of 2009.  The board’s current standing committees are as follows:

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Todd B. Parriott
James L. George	X	†	†
Thomas L. Gustafson	†		X
Stacy M. Riffe
Charles W. Wolcott	X	X
†Committee Chairman

Audit Committee

Our board has determined that Charles Wolcott qualifies as "audit committee financial expert," as defined by the SEC, and that all members of the audit committee are "financially literate," within the meaning of NYSE rules, and "independent," under the audit committee independence standards of the SEC.

Our audit committee operates pursuant to a written charter which was attached as Appendix A to our 2005 proxy statement and is posted on our website at  www.desertcapitalreit.com.  Among other matters, the audit committee charter calls upon the audit committee to:

●
oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

●	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;
●	review the annual engagement proposal and qualifications of our independent auditors;
●	prepare an annual report as required by applicable SEC disclosure rules; and
●	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process.
The audit committee met five times in 2009.

Governance and Nominating Committee

Our governance and nominating committee establishes and implements our corporate governance practices and nominates individuals for election to the board of directors.

Our governance and nominating committee operates pursuant to a written charter which is posted on our website, www.desertcapitalreit.com.  Among other matters, the committee charter calls upon the governance and nominating committee to:

●	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;
●	select, or to recommend that the board select, the director nominees for each annual meeting of stockholders and the committee nominees; and
●	develop and recommend to the board a set of corporate governance principles applicable to us.

We believe members of our board of directors should meet the following criteria: (1) have significant business or public experience that is relevant and beneficial to the board of directors and the company, (2) are willing and able to make a sufficient time commitment to our affairs in order to effectively perform the duties of a director, including regular attendance of board meetings and committee meetings, (3) are individuals of character and integrity, (4) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management, and (5) represent the interests of the company as a whole and not only the interests of a particular stockholder or group.

Since each nominee for director is currently on our board, we also considered the significant contributions that each such individual has made to our board and its committees during his or her tenure as a director.  We believe that each of the director nominees possesses the knowledge, experience, integrity and judgment necessary to make independent decisions and a willingness to devote adequate time to board duties. In addition, we believe that each of the nominees brings his or her own particular experiences and set of skills, giving the board, as a whole, competence and experience to perform its obligations and responsibilities.  The board does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience and strives to nominate directors so that as a group, the board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

There are two primary methods the nominating committee uses to identify candidates for director nominees.  First, the nominating committee may solicit names of potential candidates from a variety of sources, including directors, officers, other individuals with whom the nominating committee members are familiar, or through its own research.  In addition, the nominating committee may retain a search firm to identify qualified candidates for director nominees.

The governance committee will consider nominees made by stockholders, and will evaluate all nominees using the same standards, regardless of who recommended the nominee.  Stockholders should send nominations to James L. George, c/o Desert Capital REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada, 89014.  Any stockholder nominations proposed for consideration by the governance and nominating committee should include the nominee’s name and qualifications for board membership.  See "Stockholder Proposals." The governance and nominating committee did not meet in 2009.

Compensation Committee

Our compensation committee operates pursuant to a written charter, which is posted on our website at www.desertcapitalreit.com.  The committee has been delegated the authority by our board of directors to make determinations regarding grants of restricted shares of common stock and to authorize and determine all salaries and incentive compensation for our officers and supervisory employees, if any.  Our compensation committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee.  Among other matters, the compensation committee has responsibility to:

●	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;
●	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;
●	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;
●	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and
●	manage our relationship with our advisor.

Our executive officers do not have a role in determining the amount of executive officer compensation, and our compensation committee has not engaged a compensation consultant.  Our executive officers do not receive compensation from us.  Our compensation committee did not meet in 2009.  Our relationship with our advisor was managed by the independent members of our board and by our audit committee.

Corporate Governance

Committee Charters.  Our board has adopted: (1) an audit committee charter, a governance and nominating committee charter and a compensation committee charter; (2) standards of independence for our directors; and (3) a code of conduct and ethics for all directors, officers and employees.  The charters of our audit committee, governance and nominating committee and compensation committee are available on our website.

Communications with the Board.  Individuals may communicate with the board by sending a letter to:

James L. George
Director
Desert Capital REIT, Inc.
1291 W. Galleria Drive
Suite 200
Henderson, Nevada 89014

All directors have access to this correspondence.  Communications that are intended specifically for non-management directors should be sent to the street address noted above, to the attention of the chairman of the governance and nominating committee.  In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full board or individual directors as appropriate.  Advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded to the directors.

Code of Conduct and Ethics.  Our board of directors has established a code of business conduct and ethics.  Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
●	compliance with applicable governmental laws, rules and regulations;
●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
●	accountability for adherence to the code.

Waivers to the code of business conduct and ethics will only be granted by the governance and nominating committee of the board.  The committee has never granted any waiver to the code.  If the committee grants any waiver from the code of business conduct and ethics to any of our officers, we expect to disclose the waiver within five business days on the corporate governance section of our corporate website at  www.desertcapitalreit.com. A copy of our code of conduct will be provided to any person without charge, upon request.  All requests should be directed to Stacy M. Riffe, Desert Capital REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014.

Compensation Committee Interlocks and Insider Participation.  During 2009, the compensation committee consisted of Mssrs. Beville and George.  Currently, our compensation committee consists of Mssrs. George and Wolcott.  None of these individuals has at any time served as an officer of the company.  No member of the compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.  None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

Directors who are also our executive officers receive no compensation for board service.   The following table discloses compensation paid to members serving on our board of directors in 2009.

2009 Board of Directors Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Robert M. Beville	35,960	13,160	49,120
James L. George	33,460	13,160	46,620
Thomas L. Gustafson	30,460	13,160	43,620
Charles W. Wolcott	25,460	13,160	38,620

1)
The amounts appearing in the Stock Awards column represent compensation expense recognized during fiscal 2009 for all outstanding awards. The grant date fair value of the stock awards granted in 2009 to each director was $13,160.  The fair value was estimated to be $3.29 per share for the 2009 grants.  Because there was no ongoing offering of our shares on the August grant date, we valued the restricted stock based on our estimate of fair value at the date of grant.  As there was no active market for our stock on the date of grant, the estimate of fair value was based upon an estimate of our book value consistent with similar industry indices which were at that time trading at or near book value.

2)	The number of stock awards held by all directors as of December 31, 2009 was 124,000 shares.

During 2009, our non-officer directors received compensation according to the following guidelines:

Annual retainer fee	$15,000
Fee for each board meeting attended in person	3,000
Fee for each board meeting attended telephonically	1,500
Audit committee chairman retainer	5,000
Retainer for Chairman of other committees	3,000
Fee for each committee meeting attended in person	1,000
Fee for each committee meeting attended telephonically	500

Additionally, in August 2009, each non-officer director received an annual award of 4,000 restricted shares of common stock which vested immediately.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Relationship with CM Capital Services, LLC

Together with our wholly-owned subsidiary, Desert Capital TRS, Inc, (TRS), we entered into a Purchase Agreement, dated as of November 21, 2007 (the “Purchase Agreement”), with CM Group.  The majority of the membership interests in CM Group are owned by Todd Parriott, Steve Dawson and Stacy Riffe, two of our executive officers and, at the time, three of our directors who also have management positions with CM Group.  Mr. Dawson resigned from our board in May of 2010.  Pursuant to the Purchase Agreement, TRS sold all of the issued and outstanding units of CM Capital to CM Group, for the following consideration:

●
293,001 shares of our common stock with a value of $4.4 million based on the last offering of its common stock at a per share price of $15 per share.  We subsequently retired the 293,001 shares of stock.

●	$105,000 in cash.
●
A $15.5 million promissory note bearing interest at 9% per annum with principal and interest payments due quarterly beginning on March 31, 2008.  The note matures in December 2017.  The note is secured by all of the outstanding membership units of CM Capital.

In addition to the foregoing consideration, the Purchase Agreement also provided for the payment of a contingent installment payment from CM Capital on loans we funded. The $8.25 million contingent payment (the “Installment Payment”) was payable  as follows: CM Group will pay or cause CM Capital to pay to TRS, on the last day of each calendar quarter, an amount equal to: (i) 1% of the principal amount of all mortgage loans originated or brokered by CM Capital or any of its affiliates and funded by us during such calendar quarter for the first $200 million of mortgage loans funded during each calendar year; and (ii) 0.5% of the principal amount of all mortgage loans originated or brokered by CM Capital and funded by us during such calendar quarter in excess of $200 million during each calendar year, commencing on December 31, 2007 and continuing on the last day of each calendar quarter thereafter, until TRS had received $8.25 million.  TRS’ right to receive the Installment Payment is secured by all of the outstanding membership units of CM Capital.   For the twelve months ended December 31, 2009, we did not recognize any income related to the Installment Payment.  For the year ended December 31, 2008, we recognized income of $94,000 related to the Installment Payment.

During 2008, CM Capital was not in compliance with certain financial covenants contained in the loan agreement related to the $15.5 million promissory note payable to TRS and in October 2008, a special committee of the independent members of our Board of Directors and CM Capital agreed to modify the loan terms and as a result principal payments on the note were deferred for two years, and the interest rate was reduced from 9% to 6% per annum effective as of July 1, 2008.  Additionally, the working capital financial covenant was replaced with the requirement to maintain a cash balance of $250,000 at the end of each quarter, and the first measurement period for the fixed charge coverage ratio was moved from December 31, 2007 to December 31, 2008.  Based on the modified terms of the promissory note, the modification resulted in an impairment based on the present value of the expected future cash flows under the modified terms.  The modification resulted in an impairment of $2.1 million in 2008.  Recoveries of $71,000 during the six months ended June 30, 2010, and $259,000 during the six months ended June 30, 2009, respectively, of the $2.1 million impairment were recorded due to the passage of time and the accompanying accretion of the restructure discount.

CM Capital failed to comply with certain financial covenants contained in the loan agreement at December 31, 2009 and March 31, 2010.  As a result, our Board of Directors formed a special committee of our independent directors to review the financial covenants and negotiate a strategy to resolve the defaulted status of the loan. During the second quarter of 2010, we entered into a forbearance agreement with CM Capital whereby we agreed to give CM Capital ninety days to address the covenant default on our $15.5 million note receivable.  At June 30, 2010, CM Capital continued to be in default of certain financial covenants, and subsequent to June 30, 2010, the independent members of our Board of Directors agreed to extend the forbearance agreement another ninety days, during which time the independent members of our Board will evaluate the financial condition of CM Capital to determine our further course of action.  The continued default may be an indication of the weakening financial condition of CM Capital at June 30, 2010.  Due to the continued default and potential weakening financial condition of CM Capital, management determined that it was appropriate to record an additional impairment to the note receivable of $3.0 million as of June 30, 2010.  The impairment does not reflect a change in the repayment terms of the note receivable or a reduction in the principal amount owed under the note receivable.  At June 30, 2010, the carrying value of the note receivable was $10.0 million, net of a $4.7 million impairment.  We earned interest on this note receivable of $223,000 for the six months ended June 30, 2010 and $896,000 for the year ended December 31, 2009.  At June 30, 2010, $74,000 was receivable and was received subsequent to June 30, 2010.

We also entered into a loan origination agreement with CM Capital and CM Group, which terminates one month after the last day of the month in which the Installment Payment is paid in full.   Under terms of the original Loan Origination Agreement we had the right to fund all mortgage loans identified by CM Capital or any affiliate of CM Group or CM Capital that becomes engaged in the business of originating or brokering commercial loans.  However, because we do not have cash available for new investments in loans, on September 1, 2009 the loan origination agreement was modified to remove this right of first refusal.  During the six months ended June 30, 2010 and the twelve months ended December 31, 2009, we did not fund any loans originated by CM Capital.

During 2008, the composition of our investment portfolio changed dramatically from a performing loan portfolio to a defaulted loan and foreclosed property portfolio. Our advisor, CM Group, receives a management fee for general management of the day-to-day operations of the REIT. With the changing composition of our assets, the functions being performed by our advisor, and to a larger degree, CM Capital, our loan originator and servicer, increased and changed significantly. CM Capital’s function as loan servicer has historically been to collect interest payments from the borrowers and to distribute interest payments to us and the investors.  As compensation for this service, the borrower would pay CM Capital a servicing fee. As the borrowers began defaulting on their loans, CM Capital was no longer able to collect the servicing fees on defaulted loans. At the same time, CM Capital began to perform more complex functions related to the defaulted loans and ultimately the foreclosed property, such as soliciting investor votes on the handling of defaulted loans, handling foreclosure proceedings, processing and paying carrying costs, negotiating with borrowers and builders, structuring joint venture agreements, selling property and designing and executing other workout strategies on behalf of the investors. In December 2008, CM Capital determined that it could no longer advance the carrying costs and workout and resolution costs related to the properties on which it had foreclosed on behalf of the investors, and sent a letter to the investors (owners) of the foreclosed properties giving the investors the option to assume the responsibility for their own asset management functions, or pay CM Capital to provide such services. We received such a letter, and in March 2009, agreed to have CM Capital provide asset management services on our behalf. In exchange for such services, we agreed to pay CM Capital servicing fees based on the following: a real estate owned processing fee upon the date of foreclosure in an amount not to exceed 5% of the outstanding loan balance on the date of default, of which 1% is due and payable upon the transfer of title and the remainder is due upon the sale or other disposition of the property plus a yearly servicing fee of either 1% of the original loan balance if the workout strategy is considered simple or 2% of the original loan balance if the workout strategy is considered complex, calculated from the date of foreclosure. For the six months ended June 30, 2010 and the year ended December 31, 2009, these fees totaled $324,000 and $1.7 million , respectively, and were included in management and servicing fees in our consolidated statement of operations.  At June 30, 2010 and December 31, 2009, $484,000 and $494,000, respectively, was payable and included in management and servicing fees payable on our consolidated balance sheet.

To facilitate payment of certain carrying costs and servicing and property management fees, during 2009, we incurred debt totaling $4.2 million, less closing costs, funding of the interest reserves and other fees and payments.  Each loan constituting a portion of the debt is secured by liens on the property whose costs and expenses are being financed by such loan.  The outstanding balance on this debt at June 30, 2010 and December 31, 2009 was $3.7 million and $3.5 million, respectively, net of interest reserves.  CM Capital served as our debt placement agent and servicer, for which we paid placement fees to CM Capital of $64,000 and $224,000, respectively, during the six month period ended June 30, 2009 and the twelve month period ended December 31, 2009.  In addition, we funded interest reserves related to the notes payable, and at June 30, 2010 and December 31, 2009, the balances of $526,000  and $739,000, respectively, of unexpended proceeds were being held in a trust account maintained with Preferred Trust Company, an entity partially owned by Todd Parriott, our Chief Executive Officer.  The proceeds, less closing costs, funding of the interest reserves and other fees were prepaid to our servicer, CM Capital, to be used for the payment of costs associated with being a land owner and servicing and property management fees payable to CM Capital.  The balance of the prepaid account at June 30, 2010 and December 31, 2009 was $683,000 and $1.7 million, respectively.  During the second quarter, CM Capital returned a portion of our prepaid foreclosure costs in the amount of $695,000 leaving $683,000 on deposit in the prepaid account as of June 30, 2010.

 Relationship with our Advisor

CM Group became our advisor in November 2007 and oversees our day-to-day operations including, asset, liability and capital management.  Messrs. Parriott and Dawson and Ms. Riffe are the majority owners of CM Group and serve as officers of CM Group.  We entered into an advisory agreement with CM Group (the “Advisory Agreement”) pursuant to which we compensate CM Group for its services and activities relating to our assets and operations.  The Advisory Agreement provides for first-tier and second-tier management compensation.   The annual first-tier management compensation is 1% of the first $200 million of gross average invested assets, plus 0.8% of the gross average invested assets in excess of $200 million, to be paid quarterly.   The first-tier management compensation for the six months ended June 30, 2010 and the year ended December 31, 2009 was $653,000 and $1.5 million, respectively, and $60,000 remained payable at June 30, 2010 and was included in management and servicing fees payable.  There was no second tier management compensation payable for the six months ended June 30, 2010 and the year ended December 31, 2009.  The management compensation is subject to our overall cap on total operating expenses.

 Relationship with our Dealer-Manager

The dealer-manager of our offering of common stock, CM Securities, directs and oversees the sale of our equity securities. CM Securities receives a marketing support fee and sales commissions based on the number of shares of common stock it sells. CM Securities contracts with third party broker-dealers to have a larger sales distribution of equity securities and compensates them out of the sales commissions and marketing support fees it receives from us. Because CM Securities is controlled by our advisor, it is our affiliate. CM Group acquired ownership of CM Securities on November 21, 2007 and prior to November 21, 2007, CM Securities was owned by Todd Parriott, our Chief Executive Officer.  Due to the general collapse of the real estate market beginning in late 2007, and the impact of declining real estate values on our mortgage investments, our Board of Directors suspended the sale of Desert Capital REIT shares as of February 22, 2008.  As a result, CM Securities did not earn any sales commissions or marketing support fees for the six months ended June 30, 2010 or the twelve months ended December 31, 2009.

Loan to CM Equity, LLC

CM Equity, LLC (“CM Equity”) was formed in June 2007 for the purpose of investing in, developing, co-developing, operating, owning and financing commercial and residential real estate projects. Some of the executive officers of CM Equity are the same as our executive officers, and our advisor is also the manager of CM Equity.  In November 2007, we sold a non-performing loan with an outstanding balance of $1.96 million to CM Equity.  No gain or loss was recognized on the sale as we provided 100% financing on the sale.  The loan had a fixed interest rate of 8.25% and was scheduled to mature in November 2009.  The loan became non-performing in the fourth quarter of 2008.  In January 2009, CM Equity deeded the property back to us, and currently the property is being held as a real estate investment in the amount of $564,000 net of impairment charges of $1.4 million.

Guaranty of Warm Jones, LLC Indebtedness

We previously funded $11.9 million of loans that were secured by a property on which we have taken title through deed in lieu of foreclosure with other lenders on the loan through a limited liability company, Warm Jones, LLC, and converted our $11.9 million investment in the loan into a 37.6% membership interest in Warm Jones, LLC.  At the time of foreclosure, the property was subject to first lien debt and in September 2007, Warm Jones, LLC borrowed $13.7 million to refinance the first lien debt.  To protect our investment in the property, we guaranteed this debt.  Under its original terms, the entire amount of the debt was due in October 2008 and was subsequently modified to extend the maturity to February 2010.  The beneficiaries under the guarantee have the right to make demand on us under the guarantee to pay the entire $13.7 million upon default of the note.  In February 2010, Warm Jones, LLC failed to pay the note upon maturity.  We determined that our potential liability under the guarantee was approximately $4.7 million and $3.4 million as of June 30, 2010 and December 31, 2009, which is included in other liabilities in our consolidated balance sheet.  The increase of potential liability was due to the default on the debt by Warm Jones, LLC, combined with a continued decrease in the value of the property.  To potentially limit our liability on the guarantee, we paid $137,000 of interest during the six months ended June 30, 2010 to the first lien lenders to keep the interest payments on the note current through February 2010.   We did not pay any interest to the first lien lenders during the three months ended June 30, 2010.  In July 2010, we entered into a forbearance agreement with the first lien lenders.  Pursuant to the forbearance agreement, the first lien lenders have agreed to forbear from enforcing payment under the guarantee until June 2011 and have agreed to waive all accrued and unpaid interest and all interest that accrues during the forbearance period, provided that the loan is repaid in full on or before June 2011.  Upon our execution of the forbearance agreement, we paid outstanding property taxes of $200,000 and are required to continue to pay the property taxes during the forbearance period.

Relationship with our Joint Venture Partner

During the year ended December 31, 2008, we entered into three joint venture arrangements with a third party homebuilder for the construction of single family homes in Las Vegas, Nevada and contributed property to the joint ventures, which we previously acquired through foreclosure.  We have between a 13% and 50% non-controlling ownership interest in each joint venture.  We are currently engaged in two joint venture agreements with such third-party homebuilder for the construction of single family homes in Las Vegas, Nevada.  The carrying value of these joint ventures at June 30, 2010 was $1.0 million. Our joint venture partner manages the operations of the joint ventures.  We have no responsibility to provide additional funding to the joint ventures.  Additional funding for the construction of homes will be provided by our joint venture partner or incurred by the joint venture.  Our share of losses is limited to the value of the lots we contributed to each joint venture.  During September 2009, one of our directors, Robert Beville, became an executive officer of the homebuilder that is a party to each of the joint venture arrangements.  Mr. Beville resigned from our board in May of 2010.  During 2009, ten homes were sold by the joint ventures.  We received cash proceeds from the joint ventures in the aggregate amount of $490,000 from these sales.  In addition, our joint venture partner received management fees in the aggregate amount of $414,000 and reimbursements for construction costs in the aggregate amount of $120,000 from the joint ventures.  During the six months ended June 30, 2010, the following activities occurred within our joint ventures:

●	three homes were constructed and sold to homeowners for proceeds to us of $120,000;
●	we terminated one of our joint venture agreements and sold the underlying lots to our joint venture partner for cash proceeds to us of $587,000; and
●
we sold the majority of the underlying real estate from one of our two remaining joint ventures to our joint venture partner for consideration of $474,000, resulting in a reduction of our interest in the joint venture.

Leases to Related Parties

We lease office space to CM Group and its affiliates under operating leases that are cancelable by either party on thirty days written notice.  Total rent received from related parties for the six months ended June 30, 2010 and for the twelve months ended December 31, 2009 was $277,000 and $535,000, respectively.

Approval of Related Party Transactions

The board has not developed written procedures relating to its review and approval of related party transactions, nor has it identified standards to be applied by it in connection with its review and approval.  We have implemented procedures to require that all related party agreements be approved by our board of directors, including a majority of the disinterested directors, prior to execution.  The board as a whole, including all of the disinterested directors, approved the Advisory Agreement with CM Group, the Dealer-Manager Agreement and the related party leases.   In addition, the board, including all of the disinterested directors, approved the Asset Management Agreement with CM Capital and the renewal of the Advisory Agreement with CM Group.

As noted above, the special committee of our independent directors approved the transactions contemplated by the Purchase Agreement including, without limitation, the Loan Agreement, the Note and the Pledge Agreement.  The special committee also approved the amendment to the Loan Agreement and the modification of the Note that we entered into in November 2008.

Independence of Directors and Committee Members

The board has determined that each of the following directors has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of NYSE director independence standards, as currently in effect: Messrs. Beville, George, Gustafson and Wolcott.  The board has determined that Messrs. Parriott and Dawson and Ms. Riffe are not independent directors within the meaning of the NYSE director independence standards. Furthermore, the board has determined that each of the members of each of the audit, compensation and governance and nominating committees has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of the NYSE’s director independence standards.  Mssrs. Beville and Dawson resigned from our board in May of 2010.

In determining that Mr. Beville was independent, the board of directors considered that in September 2009, Mr. Beville became an executive officer of the third party homebuilder that is a party to our joint venture arrangements as discussed above.  Our board also considered that such third party homebuilder is a borrower with respect to loans arranged by CM Capital and funded by third party investors in the aggregate amount of $12.2 million and funded by an affiliate of ours, CM Notes, LLC, in the amount of $2.1 million.  During 2009, the homebuilder paid CM Capital loan origination fees in the amount of $364,078 and loan servicing fees in the amount of $48,135. The board also considered that a trust controlled by Mr. Beville invested in two loans to third-party borrowers arranged by CM Capital in the aggregate principal amount of $150,000.  During 2009, the trust earned interest on the loans in the amount of $4,875.

In determining that Mr. George is independent, the board considered that he is Jonathan Arens’ uncle and has known Todd Parriott personally for a significant period of time.  Mr. Arens was our Co-Chief Operating Officer until November 2008.  In each of the above cases, the board of directors determined that in spite of these transactions and relationships, each of the independent directors exercises independent business judgment in fulfilling his duties as a director.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 1, 2010 by (1) each current director, (2) each named executive officer, and (3) all current directors and executive officers as a group.  No stockholder known to us owns beneficially more than 5% of our common stock.  The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

Directors and Executive Officers (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Todd B. Parriott	78,099(3)	*
James L. George	29,269(4)	*
Thomas L. Gustafson	24,375	*
Stacy M. Riffe	4,000	*
Charles W. Wolcott	12,000	*
All directors and executive officers as a group (5 persons)	205,088	1.22%
    _____________________

*	Beneficial ownership of less than 1% of the class is omitted.

1)	The address of each director and executive officer is that of the company.
2)
   The percentage of shares owned provided in the table is based on 16,849,954 shares outstanding as of October 1, 2010.  Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person as of October 1, 2010 by the sum of the number of shares of common stock outstanding as of such date.

3)	Represents shares owned by ARJ and Burton, of which Mr. Parriott may be deemed to be the beneficial owner.
4)	Includes 24,769 shares over which Mr. George shares beneficial ownership, and 4,500 shares owned by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC.  Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2009, we believe that all SEC filing requirements applicable to our directors and executive officers and 10% beneficial owners were satisfied during 2009, except that Charles Wolcott filed one Form 4 late reporting one transaction.

EXECUTIVE OFFICERS

No director or executive officer was selected as a result of any arrangement or understanding between the director or executive officer or any other person.  Mr. Parriott and Ms. Riffe are our only executive officers.  Our executive officers are elected annually by, and serve at the discretion of, the board of directors.  Please see "Election of Directors" for biographical information regarding Mr. Parriott, our chief executive officer, and Ms. Riffe, our chief financial officer.

EXECUTIVE COMPENSATION

We are externally managed and advised by our advisor, CM Group, pursuant to the Advisory Agreement.  Our executive officers undertake certain ministerial tasks on our behalf; however, they are compensated by our advisor and do not receive compensation from us for services rendered to us.  Our executive officers are also officers of our advisor and its affiliates, and are compensated by these entities, in part, for their services to us.  Please see "Certain Relationships and Related Transactions, and Director Independence" for a further description of the relationship between us and our advisor.

We did not grant any stock options or restricted stock to our executive officers in 2009, or provide them with any perquisites or other personal benefits.  We do not currently have an employment agreement or a change in control agreement with any of our executive officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP.  The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  Our responsibility is to oversee and review these processes.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.  Our meetings are designed, among other things, to facilitate and encourage communication among the committee, management, and the company’s independent registered public accounting firm, Hancock Askew & Co, LLP.  We discussed with Hancock Askew & Co, LLP the overall scope and plans for their audit.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and Hancock Askew & Co, LLP.  We also discussed with management and Hancock Askew & Co, LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC.

In addition, the audit committee obtained from Hancock Askew & Co, LLP and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Hancock Askew & Co, LLP’s communications with the audit committee concerning independence, discussed with Hancock Askew & Co, LLP any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.  When considering Hancock Askew & Co, LLP’s independence, we considered whether its provision of services to the company beyond those rendered in connection with their audit of the company’s consolidated financial statements and reviews of the company’s consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to Hancock Askew & Co, LLP.  The audit committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by the Statement on Auditing Standards (SAS) No. 61, as amended, "Certification of Statements and Auditing Standards."

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors (and the board has approved) that the audited financial statements for the year ended December 31, 2009 be included in the company’s Annual Report on Form 10-K for filing with the SEC.  We have selected Hancock Askew & Co. LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The undersigned members of the audit committee have furnished this report to the board of directors.

Respectfully Submitted,

Audit Committee
       Thomas L. Gustafson, Chairman
James George
Charles Wolcott

PROPOSAL 2 ─ RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Hancock Askew & Co. LLP, as independent auditors to audit our financial statements for the fiscal year ending December 31, 2010.

Aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2008 are set forth below.

Fees	2009	2008
Audit Fees (1)
Hancock Askew & Co. LLP	$256,438	$203,007
Audit-Related Fees (2)
Eide Bailly LLP	2,500	4,790
Tax Fees (3)
Hancock Askew & Co. LLP	5,300	16,650
All Other Fees	-	-
Total	$264,238	$224,447

1)
Fees for audit services billed in 2009 and 2008 consisted of audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, consents and other services related to SEC matters.

2)	Fees for audit-related services billed in 2009 and 2008 consisted of services that are reasonably related to the performance of the audit or the review of financial statements.
3)	Fees for tax-related services billed in 2009 and 2008 consisted of services that are reasonably related to the preparation of the tax returns of our taxable subsidiaries.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants. The audit committee has delegated to its chairman, an independent member of our board of directors, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by the company as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals. All services provided in 2009 were pre-approved.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected the independence of Hancock Askew & Co. LLP.

Representatives of Hancock Askew & Co. LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

The board of directors unanimously recommends that you vote FOR the ratification of the independent registered public accounting firm as set forth in Proposal 2.

PROPOSAL 3 ─ ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve either of proposals 1 or 2.

The board of directors unanimously recommends that you vote FOR the adjournment as set forth in Proposal 3.

OTHER MATTERS

As of the mailing date of this proxy statement, the board of directors knows of no other matters to be presented at the meeting.  Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

A stockholder cannot properly bring an item of business before the meeting simply by speaking at the meeting.  Stockholders must follow the requirements in our bylaws in bringing any business before the annual meeting of the stockholders.  If the procedures in our bylaws are not followed, then such matter cannot be considered by the stockholders at such annual meeting of the stockholders.

Our bylaws provide that nominations by stockholders for directors to be elected, or proposals by stockholders to be considered, at an annual meeting of stockholders and which have not been previously approved by the board of directors must be submitted to the secretary of the company with respect to an election to be held, or a proposal considered at the annual meeting of stockholders not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the company.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the annual meeting in the year 2011, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to James L. George, c/o of Desert Capital REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014 by June 9, 2011, assuming the 2011 meeting is held within 30 calendar days of the calendar date of the 2010 meeting.  If the 2011 meeting is not held within 30 days of the 2010 meeting, any proposal must be received a reasonable time before Desert Capital REIT begins to print and send its proxy materials.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any stockholder who intends to bring business to the annual meeting in the year 2011, but not include the proposal in our proxy statement, or to nominate a person to the board of directors, must give written notice to James L. George, c/o Desert Capital REIT, Inc., at 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014 by no earlier than August 9, 2011 and no later than September 8, 2011.  If the 2011 meeting is more than 30 calendar days before or more than 60 calendar days after December 7, 2011, notice by the stockholder must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by Desert Capital REIT.

ANNUAL REPORT

We have posted a copy of the annual report to stockholders for fiscal year 2009 online at www.desertcapitalreit.com/annualreport2009.html.  Upon the written request by any person being solicited by this proxy statement, we will provide without charge a paper copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed).   All requests should be directed to: Stacy M. Riffe, Secretary, Desert Capital REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada  89014.  The EDGAR version of such report (with exhibits) is available at the SEC’s Internet site ( www.sec.gov ).

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card.  This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses.  However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below.  Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

Please contact us at our offices at 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014, telephone number: 1-800-419-2855 to inform us of your request.

NAME
NAME 2
ADDRESS
ADDRESS 2
CITY, STATE ZIP

PHONE & INTERNET PIN #-

INVESTOR ID # -

DESERT CAPITAL REIT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 7, 2010

The undersigned stockholder of DESERT CAPITAL REIT, INC., a Maryland corporation (the “Company”) hereby appoints Todd B. Parriott and Stacy M. Riffe, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless Todd Parriott is given written notice to the contrary and furnished with a copy of the instrument or order which so provides.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by an authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE RETURN ONLY THIS ORANGE PROXY IN THE ATTACHED SELF-ADDRESSED, POSTAGE PAID ENVELOPE.  DO NOT RETURN THE WHITE PROXY STATEMENT. IF YOU RETURN ANY ADDITIONAL DOCUMENT, YOUR PROXY MAY BE UNDELIVERABLE BECAUSE OF INSUFFICIENT POSTAGE.
 (Please date and sign on reverse)

The votes entitled to be cast by the Stockholder will be cast as directed by the Stockholder.  If this Proxy is executed but no direction is given, the votes entitled to be cast by the Stockholder will be cast “FOR” all nominees in Proposal 1, the ratification of Hancock Askew & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

SEE REVERSE SIDE FOR PROXY VOTING INFORMATION.

USING BLUE OR BLACK INK DESIGNATE YOUR VOTE BY PLACING AN X IN THE BOX.

I PLAN TO ATTEND THE MEETING. ☐

The Board of Directors recommends a vote “FOR” all nominees in Proposal 1.

1. To elect five directors to serve until their successors are duly elected and qualified.

01 James L. George	02 Thomas L. Gustafson
03 Todd B. Parriott	04 Stacy M. Riffe
05 Charles W. Wolcott

☐  FOR ALL NOMINEES (except as provided to the contrary below)

☐  WITHHOLD AUTHORITY FOR ALL NOMINEES

If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his/her name(s):.

2. To ratify the appointment of Hancock Askew & Co. LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010.

☐  FOR               ☐ AGAINST              ☐ ABSTAIN

3. To take action upon any other business as may properly come before the meeting, including approving any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals.

☐  FOR               ☐ AGAINST               ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) “FOR” THE APPROVAL OF ALL FIVE OF THE DIRECTOR NOMINEES; (2) “FOR” THE RATIFICATION OF HANCOCK ASKEW & CO. LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010; AND (3) “FOR” AUTHORITY TO ACT UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING APPROVING ANY MOTION TO ADJOURN TO A LATER TIME TO PERMIT FURTHER SOLICITATION OF PROXIES IF NECESSARY TO ESTABLISH A QUORUM, OR TO OBTAIN ADDITIONAL VOTES IN FAVOR OF THE PROPOSALS.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

              2010

Signature

Signature if held jointly

Please mark, date, and sign as your name appears above and return promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.